April 22, 2005

via U.S. mail and facsimile

Michael A. McLain, President and Chief Executive Officer
Aearo Company I
5457 West 79th Street
Indianapolis, IN  46268

	Re:  	Form 10-K for the fiscal year ended September 30,
2004
		Form 10-Q for the period ended December 31, 2004
			File No. 333-116676


Dear Mr. McLain:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Rufus Decker
								Accounting Branch Chief


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Mr. Gary T. Steele
March 9, 2005
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0510

         DIVISION OF
CORPORATION FINANCE